Operator: Good day, ladies and gentlemen, and thank you for standing by. Welcome to the Savient Pharmaceuticals' Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a Question-and-answer session, and instructions will be given at that time. As a reminder, this conference may be recorded.

I would now look like to introduce your host for today, Mr. Philip Yachmetz, Senior Vice President and General Counsel for Savient Pharmaceuticals. Sir, please go ahead.

Philip K. Yachmetz, Senior Vice President and General Counsel

Thank you and good morning everyone, and welcome to Savient Pharmaceuticals' conference call regarding the approval of KRYSTEXXA. Last evening, we issued a press release announcing the FDA's approval of KRYSTEXXA. This press release is available on our website, at www.savient.com.

Before we begin today's call, I would like to read our Safe Harbor statement. Comments made during this conference call will contain forward-looking statements that involve risks and uncertainties, particularly regarding the operations and future results of Savient Pharmaceuticals.

In particular, we need to stress that when we discuss information regarding the clinical benefits of KRYSTEXXA, the availability of KRYSTEXXA for prescription, our preparations for and the timing of commercial launch of KRYSTEXXA, orphan drug market exclusivity and patent protection for KRYSTEXXA, the likelihood of our being able to identify an appropriate strategic transaction for the sale of Savient, preparations for regulatory submissions for KRYSTEXXA outside the United States, and the potential for marketing approval in those jurisdictions or our work with secondary supply sources and related matters, no inference of the overall success with respect to these matters can be implied, as they are subject to a number of risks and uncertainties.

We encourage you to review the press release issued by the company on September 14, 2010 and the company's filings with the Securities and Exchange Commission, including, without limitation, our Quarterly report on Form 10-Q, which identify important factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of this live broadcast, September 15, 2010. We undertake no obligation to revise or update our statements to reflect events or circumstances that occur after the date of this conference call.

As all of you are aware, we announced earlier this year that Savient's Board of Directors determined, after a careful and thorough evaluation of potential strategic alternatives for Savient and with input from our financial advisors, that a sale of Savient following the approval of KRYSTEXXA by the FDA would be the best way to realize, the full global commercial potential of KRYSTEXXA and would be the optimal outcome for the company's shareholders and other stakeholders.

It is incumbent upon me to remind listeners that other than to acknowledge that the previously announced strategy for the pursuit of a strategic transaction that the sale of Savient remains our objective, we will continue to have no further comment at this time with regard to the pursuit of this strategic direction for the company.

As Savient pursues this strategy, we must emphasize, that it would be very detrimental to the company's efforts to have any public disclosure or discussion of the status or progress of this process, or the likelihood or timing of a sales transaction, until such time as there is an announcement to be made for general public consumption.

As a result, we do not plan to make any further announcements, or engage in any discussions regarding our strategic efforts and direction, until and unless, a definitive agreement providing for the sale of Savient is executed.

Similarly, I would like to remind the listeners, that this also means we will not be attending or appearing at various investor conferences in the coming months, and we will limit our discussions with analysts and investors to a strictly limited time following this conference call and following any future scheduled and announced conference calls.

Joining me this morning on this call is Paul Hamelin, our President, and I would like to turn the call over to Paul at this time.

Paul Hamelin, President

Thanks Philip and good morning everyone. Glad you could join us. After a great deal of hard work pursuing an important new life transforming treatment that addresses a significant unmet medical need, it is my honor and privilege to announce, that yesterday the US Food and Drug Administration has approved KRYSTEXXA for the treatment of chronic gout in adult patients refractory to conventional therapy.

For centuries, chronic gout sufferers have been plagued by the crippling debilitating pain of gout flares and the functionally disabling effects of the underlying chronic inflammation due to massive deposits of uric acid crystals. In some patients, uric acid deposits are so large that they form visible tophi on their fingers, hands, elbows, ears, feet, while also being deposited in the internal soft tissues and internal organs of the body, like the kidney.

Throughout the millennia, severe chronic gout sufferers have faced life crippling in excruciating pain and without any meaningful treatment options to improve their lives. Sure, they can take pain medications to knock the edge off the crippling pain of the flares, but there have been no effective treatments which address the underlying disease associated with the decades of uric acid crystal deposits.

Today for the first time, these patients now have a life transforming therapy that offers many of these sufferers a chance to experience a rapid, clinically meaningful transformation of their lives. Within six months of commencing treatment with 8 milligrams of KRYSTEXXA every two weeks, patients can begin to change the historical course of their chronic inflammatory disease.

With yesterday's approval by the FDA, KRYSTEXXA is now the first and only therapy available to address this unmet medical need for at least 170,000 chronic gout sufferers here in the United States.

The approved indication for this breakthrough novel biologic therapy is for the treatment of chronic gout in adult patients refractory to conventional therapy. Chronic gout that is refractory to conventional therapy occurs in patients who have failed to normalize serum uric acid and whose signs and symptoms are inadequately controlled with xanthine oxidase inhibitors at the maximum medically appropriate dose, or for whom these drugs are medically contraindicated. KRYSTEXXA is not recommended for the treatment of patients with asymptomatic hyperuricemia.

Well, our focus today is our excitement and clinical hopes for patients with chronic refractory gout to conventional therapy. We must express our gratitude to the 54 clinical sites and clinical investigators who ran the pivotal clinical trials and to our Board of Directors, shareholders, and most importantly, to our clinical trial patients, who put their faith and hope for relief from this debilitating disease, and our committed employees who place their livelihoods in the hands of this remarkable breakthrough therapy.

These valiant patients and employees believe in KRYSTEXXA and its ability to transform the treatment of chronic gout, and today their efforts have ushered in a new era after centuries of failed efforts. Thank you, everyone.

And lastly, but by no means least, we wish to acknowledge the contributions of our colleagues at Duke University and Mountain View Pharmaceuticals from whom we licensed the exclusive worldwide rights to KRYSTEXXA. Today would not be possible, had it not been for their dedicated hard work in the laboratories of Duke who developed the recombinant uric acid specific enzymes and Mountain View who developed the PEGylation technology.

Now, with the FDA's marketing approval, we'd like to review several aspects of the KRYSTEXXA full prescribing information, or what we or I will refer to as "the label" and our launch preparations, which as we stated in our press release, are being progressed in parallel with our previously announced strategy to pursue a strategic transaction for the sale of the company following yesterday's approval. As stated earlier on this latter subject, we will not have any further comment other than to reaffirm that our strategy remains unchanged.

As defined in the label, KRYSTEXXA is a PEGylated uric acid specific enzyme approved as an 8 mg IV or intravenous therapy administered once every two weeks and is indicated for the treatment of chronic gout in adult patients refractory to conventional therapy.

As you're aware, the efficacy and safety data that supported approval of KRYSTEXXA was drawn from our two replicate, multi-center, randomized, double-blind, placebo-controlled clinical trials in patients with chronic gout refractory to conventional therapy. Patients were randomized to receive KRYSTEXXA every two weeks or every four weeks or placebo in a 2:2:1 ratio.

The primary efficacy endpoint in both trials was the portion of patients who achieved plasma uric acid levels, or PUA levels, of less than 6 milligrams per deciliter for at least 80% of the time during month three and month six. The data in both clinical trials demonstrated that a greater portion of patients treated with 8 mgs of KRYSTEXXA every two weeks achieved urate lowering below six than in patients receiving placebo.

This actually brings us to a very, very important aspect of treating patients with chronic gout refractory to conventional therapy. The medical goal for the last 50 years has been to lower patients' serum uric acid concentrations to below 6 milligrams per deciliter.

The medical wisdom has been that if patients' uric acids could be lowered to even slightly below 6, then it was presumed that new deposits of urate crystals would slow. However, with KRYSTEXXA, within hours of the first infusion, many patients achieved a lowering of their serum uric acid level from a baseline mean of approximately 10 milligrams per deciliter to a mean of 0.7 milligrams per deciliter, or five times lower than what these chronic gout patients can experience with existing conventional therapy.

It is this powerful and sustained lowering of the uric acid, again, a mean level of 0.7 milligrams per deciliter that leads to the clinically meaningful change in the disease. The KRYSTEXXA label also contains important information for the prescribing physician, which describes the clinically meaningful effect on patients' tophi that can be experienced by many patients treated with KRYSTEXXA.

This secondary endpoint of the clinical studies was assessed using a standardized digital photography, image analysis and a central reader who was a rheumatologist that was blinded to treatment assignment. 71% of patients entered the trial with baseline tophi. A preplanned pooled analysis of the data from both clinical studies at month 6 demonstrated that 45% of patients with tophi treated with KRYSTEXXA every 2 weeks achieved a complete response, and a complete response is defined as a 100% resolution of at least one target tophus, and no new tophus appearing and no single tophus showing any signs of progression, compared to 8% of patients who achieved a similar result on placebo.

To put this into perspective, for the first time, these patients will have a new therapeutic treatment option which could provide them with unique clinically and medically meaningful benefits within six months of treatment commencement, something that has never been achieved before in this patient population.

In clinical trials, KRYSTEXXA demonstrated a very favorable risk benefit safety profile, as demonstrated by the 14-1 vote for approval at last year's advisory panel and with yesterday's approval by the FDA.

The label for KRYSTEXXA contains a boxed warning regarding anaphylaxis and infusion reactions, which were reported to occur during and after administration of KRYSTEXXA. As such, KRYSTEXXA should only be administered in a healthcare setting and by a healthcare provider prepared to manage anaphylaxis. Patients being treated with KRYSTEXXA should be pre-medicated with antihistamines and corticosteroids prior to infusion and should be closely monitored for anaphylaxis and infusion reactions for an appropriate period of time after administration.

The box warning also states that since these risks are higher in patients who have lost therapeutic response, patients' serum uric acids should be monitored prior to infusions and discontinuation of treatment should be considered if such levels increase to above 6 milligrams per deciliter, particularly when two consecutive levels above six are observed. It is felt that through the monitoring of this simple routine lab test every two weeks, physicians and patients can avoid the majority of these adverse events which are noted in the boxed warning.

It is worth noting that virtually all protein biologics have the potential for anaphylaxis and infusion reactions and their labels reflect this fact. Many also contain box warnings. Given the severity of disease and the life transforming nature of many protein biologics including KRYSTEXXA, it is important that the proper education is for the safety risks, the methods to monitor and address these risks when and if they occur, so that physicians and patients can safely and effectively utilize these biologic therapies.

In the label, the only contraindication to the use of KRYSTEXXA is in patients with glucose-6-phosphate dehydrogenase deficiency or G6PD deficiency. This is a relatively rare genetic hematologic disease. These patients carry a greater risk of hemolysis and methemoglobinemia; therefore, it is recommended that patients who are at greater risk for G6PD deficiency and these typically are patients of African or Mediterranean ancestry, they should be screened for G6PD deficiency before starting KRYSTEXXA.

The KRYSTEXXA label contains a total of four warnings and precautions. In addition to the warnings regarding anaphylaxis and infusion reactions, which we just discussed, there are additional warnings regarding the increase in gout flares with the initiation of therapy and the need to use caution in patients with congestive heart failure.

Let's talk a little bit more about those two additional warnings and precautions. As with most uric acid lowering therapies or anti-hyperuricemic therapies an increase in gout flares is frequently observed upon initiation of treatment and it's true with KRYSTEXXA as well. However the label states that if a gout flare occurs during treatment, KRYSTEXXA need not be discontinued but instead gout flare prophylaxis which would consist of a non-steroidal anti-inflammatory drug or NSAID or colchicine should occur upon initiation of treatment. It is recommended that this prophylaxis be in place for at least the first six months of therapy unless medically contraindicated or not tolerated by the patient.

Interestingly, gout flares are both a safety issue and a clinical benefit in these patients. The safety issue relates to the fact that when we initiate, or anytime there's initiation of any uric acid lowering agent, this generally triggers flares and we saw this in the KRYSTEXXA clinical trials. In months one through three, gout flares occurred in 74% of patients taking KRYSTEXXA every two weeks and occurred in 51% of patients who were receiving placebo in those same first three months. However, for the first time ever demonstrated in clinical trials in months four through six, we saw the beginning of a marked decline in gout flares in patients treated with KRYSTEXXA every two weeks. During months four through six gout flares occurred in only 41% of those patients on KRYSTEXXA as compared to 67% of patients who were receiving placebo and as many patients continued on therapy in the open label expansion study this improvement continued and many became flare free.

The final precaution that is highlighted in the KRYSTEXXA label is that KRYSTEXXA has not been formally studied in patients with congestive heart failure, but note that some patients in the clinical trials experienced an exacerbation of their CHF condition. As such, caution should be exercised when physicians are using KRYSTEXXA in patients who have congestive heart failure and alerts that such patients should be monitored closely following an infusion. This is a more narrowly focused cardiovascular warning than we've ever previously discussed. The most common reported diverse reactions associated with KRYSTEXXA, were gout flare, infusion reaction, nausea, contusion or ecchymosis, nasopharyngitis, constipation, chest pain, anaphylaxis and vomiting.

As highlighted in our press release, we have agreed with the FDA to post approval commitment that we will conduct a post approval observational trial in 500 patients treated for one year to further evaluate the identification of any serious adverse events including infusion reactions, anaphylaxis and immune complex related adverse events associated with the administration of KRYSTEXXA therapy. This observational study is not a registry and is not a part of our REMS commitment, but will provide additional important safety information on a go forward basis.

In addition we've worked with the FDA to create a risk evaluation and mitigation strategy or REMS program to help inform physicians, healthcare providers and patients, as they make treatment decisions for adults who suffer chronic gout that is refractory to conventional therapy. The KRYSTEXXA REMS program is based on the KRYSTEXXA comprehensive and current benefit risk information. This program is the same REMS program which we have outlined to investors and analysts over the past year and which was outlined in our complete response letter.

The program includes our distribution of a Dear Healthcare Provider and Dear Infusion Center Professional letters. It includes a med guide for patients, and non-promotional communications to physicians in selected medical journals and during selected medical conferences. The goals of the KRYSTEXXA REMS program are to inform healthcare providers about potential safety concerns, such as anaphylaxis, infusion reactions, and contraindication of use of KRYSTEXXA in patients with G6PD deficiency, and to ensure the patients are informed about the safety concerns associated with the use of KRYSTEXXA.

In regards to pricing, as many of you know, we have done a great deal of global pricing research in preparation for approval. Now that we've received the final label, we will be analyzing this research against this -- we will be analyzing our global pricing research in order to determine the exact pricing of KRYSTEXXA. We plan to make a final determination of the price in the upcoming weeks, and we would expect to announce our pricing decision at the time that we make KRYSTEXXA available by prescription later this year.

As referenced earlier, and I really want to underscore, our company plan is to continue preparations for launch of KRYSTEXXA while in parallel pressing forward with our previously announced strategy to pursue a strategic transaction for the sale of company following this approval. Why pursue these activities in parallel? Well, since KRYSTEXXA is a medical breakthrough for the at least 170,000 crippled and disabled chronic gout sufferers, who have no other therapeutic option, we feel very strongly that we owe these patients with chronic gout, the opportunity to be in a position to initiate therapy as rapidly as possible while we pursue our other corporate objectives, whether the actual launch of KRYSTEXXA is ultimately accomplished by us or by an acquiring company.

There are several next steps that we have been preparing for in our launch process. First of all, submission of promotional materials to DDMAC, which is a division of the FDA, and we'll talk a little bit more about that here momentarily; another step is packaging and cartoning; third step is finalization of product distribution logistics; and fourth managed healthcare and Medicare and Medicaid preparation.

Let me touch on several of these. Our next steps in the launch process will to be, to conform the design and the layout of our existing promotional marketing materials to match up with the final label.

It is a FDA regulation that requires all initial selling materials can be reviewed and approved by DDMAC division of the FDA, and DDMAC for those of you who are not familiar is the Division of Drug Marketing, Advertising and Communication. We expect this process to take several weeks to months, depending on the workload of the DDMAC division of the FDA and their ability to respond in balancing their other commitments. We're planning to make our DDMAC submission within the next few days and then we will wait to hear back from the FDA in the ensuing weeks or months.

We will also commence now the final printing of approved product labels, cartons for the vials of KRYSTEXXA that we have already commercially prepared and the package inserts for the physician and the medication guide for the patients. All these materials now need to be printed, attached and assembled before we can ship product into commerce.

We could have done this in advance of approval as these however, as these materials were under active review and needed to be approved by the FDA as part of final review process, we elected not to do those in advance of approval. Once these product materials now are complete, they will be stored at our contract warehouse until at such time we're prepared to begin the shipment of the product to specialty distributors and specialty pharmacies.

I would just like to remind everyone that we currently have sufficient supply of finished product on hand here in the United States to support the launch of KRYSTEXXA and the commercial demand for the near future. Currently we have seven batches of finished product already in vials here in the United States. All this product will be labeled and placed in cartons with package inserts and medication guides in the next several weeks. We're also planning to continue to produce more product in alignment with our planned manufacturing schedule in the upcoming quarters.

On the payer or reimbursement front, a substantial amount of work has been done and we're confident in the progress that we've made in our discussions with private and public payers. We have finalized our AMCP dossier for the private payers and our J-Code application for Medicare reimbursement. The process for obtaining formulary approvals, reimbursement codes and other necessary administrative steps all vary payer to payer. This process will start with CMS with a request for a temporary code but we expect to get well into 2011 before we have a permanent formulary status on most of the private and public plans.

In the interim we've established a call center for patients and physicians where specialists will be able to provide information about KRYSTEXXA reimbursement information and we anticipate having this call center operational in the upcoming weeks. Based on our managed care meetings that we previously conducted, this orphan drug seems to be well received and the managed care experts recognize that there is a substantial unmet medical need in this crippled debilitated orphan population. So many plans will take provisional steps to be prepared for reimbursement while they will undergo the formal review process which can take up to months and in some plans years.

It's been an exciting time over the last two years and we at Savient share all the optimism that chronic gout sufferers now have for the first time in their lives and we are all very excited about the FDA approval of this novel breakthrough therapy. KRYSTEXXA offers many of these chronic patients the first therapeutic option to address the crippling clinical manifestations of their disease.

Clearly the approval of KRYSTEXXA is a significant milestone and we're pleased to have the distinct privilege to provide patients who've long suffered from this crippling difficult to treat disease, with a first transforming modern medical treatment to ultimately change this disease of the ages.

Again, we thank you for all of your continued support and we look forward to a very bright future.

Operator, I would like to turn the call back over to you for questions from those folks who are on the line today.

Operator: [Operator Instructions] Our first question comes from Salveen Richter of Collins Stewart. Your line is open.

Q - Salveen Richter: Hey, guys congratulations on the approval.

A - Thanks, Salveen.

Q - Salveen Richter: So, we understand you're in discussions to potentially sell the company. When might you decide here to build out an internal commercial team or market KRYSTEXXA alone if a sale does not occur?

A - Well, Salveen. Good morning. As we proceed forward, again, I want to really underscore, we think and we are moving forward in parallel paths as we've announced our strategic direction is for a sale of the company. While we're pursuing those options, we also do feel we need to make the product available to patients as quickly and as rapidly as we can. However, in saying that, the commercial process is not a simple one-step process. It requires many different things. It requires as I was saying earlier, we've got to prepare materials now for DDMAC review and that's going to take us -- the review process will take several weeks to months. We need to step up our managed care activities because, of course, no one is going to get reimbursed unless the payers are ready, and that will take us several weeks to months, and of course, to build out any remaining infrastructure that we feel necessary will take us weeks to months. So I think, again, we can manage these processes in parallel, and I think it's the right thing to do for our shareholders and the right thing to do for our patients.

Q - Salveen Richter: Great, and then can you just give us some color in terms of what your global research pricing work suggests for KRYSTEXXA in the realm of rheumatology and orphan drugs?

A - Yeah. Again, I want to underscore today our objective is not to announce what we believe is the final price. We will do so at a time when we're introducing the product into commerce. But our research - as we've reported in the past, we've done research with one of the leading pricing research companies in the world, and this company actually helps virtually, well they do about one-third of all pricing studies for all pharma companies. That research we conducted both here in the United States and over in Europe with the G5, that research told us that physicians and payers - and the important part here is payers - that they see this as a breakthrough therapy, they understand the crippling nature of this disease.

And it was very clearly indicated that the payers understand and expect to pay a premium above TNF alpha pricing, and we've talked about that historically in the past. Generally, TNF alpha pricing is somewhere in the neighborhood of about $20,000 a year. We've talked about having a significant premium or a multiple to that price threshold. And we think now on the basis of what we've seen in the label and what we know clinically can be accomplished with this drug, we remain very bullish on that.

Q - Salveen Richter: And then given the patient population defined in the label can you quantify your estimate of the size of this population?

A - Yeah, I'm glad you asked that Salveen. I know there are a lot of numbers that are floating around and a lot of different areas of medicine. But I have to say, we are very convinced and the reason why we are very convinced of the numbers that we're talking about here of at least 170,000 patients being eligible initially for this therapy. The reason why we're so confident about that is we've actually conducted four different large quantitative market research studies here in the United States over the last two years.

All four of these quantitative studies, and when I say quantitative studies, I mean we are these days each one has a minimum of 80 to 90 physicians and several of them have up to a couple hundred. So we repeated this multiple times and every time we get a patient population that fits the criteria for initial launch of at least 170,000 patients. So we think again initially that will be the size of the population here in the U.S. and by the way, we've done similar not four quantitative research studies in Europe but we've done three, and the population there is even larger than what is here in the United States that we think will be eligible for this therapy.

Q - Salveen Richter: Okay. And just one last question if I may just what does the shelf life for KRYSTEXXA look like and can you just detail any supply constraints if any?

A - Sure. Sure. As we had outlined in previous calls, we felt that we could justify and our conversations with the agency indicated that we would have two years worth of shelf life and indeed that's exactly what we have. We have two years worth of initial shelf life here. That's what will be labeled on our vials here in the next few days to few weeks. And we will take the opportunity over the next couple of years to add to that shelf life. We still have many lots and vials on stability and as we get two and half years stability, we'll submit that to the FDA. As we get three year and four year, again, we will submit that. So we will continue to expand the shelf life, but at the launch importantly we have two years worth of shelf life.

And as far as manufacturing is concerned, we've been very pleased with the entire production process of recent, note here at BTG, and we've said in the past that BTG can supply not only the U.S. need going forward but they can support the launch and sustainability in many other markets inclusive of Europe around the world.

Our supply chain strategy has been to build redundancies through another organization, but right now we're very pleased with our capacity and everything that's going on at BTG. So we have adequate stock right now and we have adequate stock going forward, and we have many batches planned to be produced yet this year and into 2011.

Q - Salveen Richter: Perfect. Thank you.

Operator: Our next question comes from Katherine Xu of Wedbush Securities. Your line is open.

Q - Katherine Xu: Yes, hi, congratulations from me as well. So the - you said in your press release you are going to launch later this year, does that mean that you are launching by yourself or together with another company. The way you frame that language what do you have in mind?

A - Sure. Good morning, Katherine and thank you very much for your congratulations this morning. Again, I think, the key here is, we're going to pursue both strategies in parallel. Pursue the strategic transaction for the sale of the company as we've stated and to begin the launch preparations. So launch is no single event, launch is multiple events and it's a - launch is kind of a generic term that has many, many meanings.

Some people would consider that putting product out in market is launch. Others would consider when you hire a sales organization that's launch. We will pursue the sequence of launch over the next weeks and months ahead, as we in parallel pursue the sale of the company. Whether we will ultimately ever build a sales organization, if that's your final definition of launch, whether we build one or not, will only be based on whether we end up with a sale or a strategic transaction of the company in that timeframe. So, we're just going to work both processes in parallel and we'll operationally make decisions as we go down there. We do feel and I know they're probably some out there who would say why don't you just put all the launch issues off to the side and just focus exclusively on sale of the company.

Well, again, as I outlined in my earlier remarks, this is a huge unmet medical need. These patients are crippled and disabled. They don't have therapeutic options and we feel quite passionately that we need to be able to make this product available to them through the course of business. So we'll pursue trying to make the product available, but again our strategic direction as we've outlined and been hopefully very clear with everybody for the last six months, is for a strategic transaction or a sale of company.

Q - Katherine Xu: Okay. I was just trying to - so there's really - we can't interpret too much about this launch later this year to be some kind of timeline for potential launch and or a transaction?

A - Well, again, we're going to parallel process both. If we're at a point in time where we have a transaction to announce, we'll announce that and then it will become clear in that how launch will continue. If we are at a various time point we don't have a transaction that we can announce and it requires us to take the next step for Savient in terms of that launch sequence, we will begin and continue that process as well. We're just going to work both in parallel, with the again, our expressed desire is a launch of the company, but we do owe it to these crippled patients to try to make product available to them.

Q - Katherine Xu: The other question is with regard to the market, I mean, I think both of us are modeling the sales in the US and EU, have you looked at markets outside of the US and EU and how much that will be and also the next sort of expansion or indications in your mind or in your potential acquirers mind where to go and what the potential on revenue there could be.

A - Sure. As regards to market size outside the US and EU, we've not done formal research but I can tell you there is a tremendous amount of literature. And in fact I'm going to quote you a piece of literature that was published in Natured Clinical Practice of Rheumatology in August of 2007 and this was a - a article was done by Dr. Michael Doherty. Michael Doherty is one of the leading gout experts in Europe and they were evaluating the incidence and prevalence of gout around the world, noting that in the last few decades the incidence and prevalence is increasing quite dramatically in all areas of the world. A lot of that has to do with the fact that there is more and more shell fish consumed, more and more societies have greater and greater per capita income and unfortunately, a lot of this is tied up in diet and lifestyle. So we think there are a lot of very big markets out there and that's confirmed in many different ways, I'm just confirming it for you in one piece of literature that was recently published. But there are very big markets around the world. We just focused our time and energy in the last couple of years here in the United States and in Europe. And I apologize, Katherine, I forgot the second part of your question.

Q - Katherine Xu: Indication expansion beyond chronic gout.

A - Okay. We think there's a lot of opportunity to expand. One opportunity would be in organ transplant. Another opportunity would be in tumor lysis syndrome. Another opportunity frankly would be to expand in a less severe or chronic gout population. So we think there is a number of avenues to move this forward and of course, we think there is also some wonderful life cycle opportunities. Right now our curve formulation is an IV formulation but we think an IM formulation which would be a little bit easier for physicians and patients to administer and to take, is very real possibility. There are no technical hurdles to going from an IV to an IM and so we think that's a great life cycle management step as well that should be pursued.

Q - Katherine Xu: Thank you and congrats again.

A - Thank you, Katherine.

Operator: Our next question comes from Kim Lee of Global Hunter Securities. Your line is open.

Q - Kimberly Lee: Good morning and congratulations on the great news.

A - Thanks, Kim.

Q - Kimberly Lee: A couple of questions here, can you walk us through the steps you've taken to identify the sales force, has this sales force been identified and are their hires contingent upon this approval?

A - Kim no, we've taken no active steps at this point in the fall of 2010 to build a sales force or outline a sales force. You will recall a year ago that we had done a lot of work in sizing of an organization and we had reached out and at that point in time, we had actually hired our regional business directors, our six people that lead that, but this year we have not done that. We clearly can fall back on work that we accomplished last year but we think and we've been focused on our gaining of approval, focusing on our approach to our strategic approach to the sale of the company, and at the same time for us to begin this re-launch or this launch process again. We know from our work a year ago, that there is a tremendous available pool of talent who have biologic selling experience. So we considered back then that it would never be an issue of being able to build an organization. It was always a matter of when one would do that.

And what I'm trying to articulate is that here as we sit on September 15th of this year, we've not begun any of that active recruitment of a sales organization. We have time to do that. Most importantly right now, it is getting our materials into DDMAC for review. It's important to continue to package our materials to get them ready for launch. Those activities will take us the next several weeks and potentially several months to get organized and get prepared. There would be no reason for us to put a sales organization in place until we have those steps in place and ready to go.

Q - Kimberly Lee: After those steps are finished with DDMAC, et cetera, how long do you think it will take you to recruit your sales force?

A - Well, again, falling back on our experience from a year ago, we think in general a 60-person sales force with 6 regional leaders will take one approximately two months or so to go through the recruiting and hiring process and training process.

Q - Kimberly Lee: To get all the materials settled with DDMAC, et cetera, would you estimate that would take about two months as well?

A - Well, there's two time-frames there as it relates to promotional materials. Once now we have the final label, we can now look at our promotional materials and we need to make changes in them to reflect the final label. That process, is one that will take us a few days to maybe a week or so. The more lengthy timeframe is once we have those materials we will submit them to DDMAC for review and there is no defined time-frame for DDMAC to respond to those materials. It could take them several weeks to a few months to review and give us those comments back and it just depends on their workload. So it's hard for us to gauge what their workload is and how quickly we'll get responses.

So that's the more lengthy part of the process, but most companies take this same kind of conservative approach that we're taking here. We don't want to go out without getting pre-approved materials for launch from DDMAC. It's a risk that most of us don't want to take, and so we go through this process even though it slows down our ability to be able to launch, it's just a more prudent conservative step to go to ensure that we have materials that DDMAC is in alignment with, so that we don't find ourselves in a situation where we get a warning letter, you know within the early launch timeframe because we've not interpreted correctly our selling materials. So it's just a good prudent step to do and most all companies take the same approach.

Q - Kimberly Lee: Okay. And what are your - time-line goals for launch. When do you think the drug could be on the market?

A - Well again it's all contingent on a number of things. It's contingent on our ability to package the materials, print the package inserts, assemble, prepare things distribution wise. It depends on the timelines in getting review materials through DDMAC. We've got to work now with the payers, those things will take some time. It probably will take us at least until - we should be able to launch if you will or introduce product by year-end and it's just hard to give any more specific guidance around that until we continue through the process here in the next few days and few weeks.

Q - Kimberly Lee: That's very helpful, appreciate that. And also I know that these acquisition talks take time but internally what would be your cut off limit where you would say on the sales (inaudible) force.

A - Well we need a few of these other elements to fall into place and a particularly important element is we need to see DDMAC review of our materials. It would be not very prudent for us if we hired a sales force before we had our materials. Sales force need materials in order to be able to go about their business.

So once we get a better feel for when we will get DDMAC comments, how extensive they are and will it require any turn around or re-review, then I think it will give us clearer guidance in our minds as to when we need to begin the process of putting in a sales organization.

But I want to go back to what I just said moments ago, we would like to try to make the product available certainly by year-end. That does not mean that we'll have a sales organization in place by year-end, but at least the product we believe should be available. Because again, I'll go back to - this is a clear unmet medical need. These patients do not have other therapeutic options and they're crippled. They need access to this drug and so therefore that's kind of how we're working it. Okay. Thanks, Kim.

Operator: Our next question comes from Joseph Schwartz of Leerink Swann. Your line is open.

Q - Joseph Schwartz: Hi, thanks for taking the question and congratulations as well. I wanted to make sure I understood your comment that it will be available, but - the product will be available by the end of the year, your parallel processing and potential sale of the company. It would seem to me that you would need a date at which you would have to have sold the company in order to make that decision, and since it takes two months to recruit hire and train a sales force, several weeks to months you said to get through DDMAC. It's mid September now and you want to - want the drug to be available by the end of the year. It would seem like you basically have a month to sell the company or else make the drug available yourself, and you said you won't necessarily launch it with a sales force. But what other options do you have? Would you consider a compassionate use program, that way you wouldn't have to decide on the price yourself and you would leave that option open for a potential acquirer who I would think would be interested in having that flexibility? Help us reconcile those issues if you could.

A - Yeah, Joe, actually I really don't want to give any further granularity to a timing question. I think it is best for our shareholders and it is best for patients if we pursue these things in parallel and we make decisions as we move forward, based on the facts and situations as they arise at those particular times. And that's how we're pursuing it.

Q - Joseph Schwartz: Okay. So if you won't answer the timing, how about the statement that you'll make it available, since there is a significant unmet medical need, even if you don't launch and you know there has to be a price associated with that presumably. Could you make it available on a compassionate use basis, in that way the pricing would not be set in stone for someone else to decide upon later? Is that an option or would you actually price it and then hand over to someone else?

A - Yeah, Joe, I actually don't want to get to any greater detail on what our plans or options may or may not be. Again, everything is on the table and we're going to pursue again both of these in parallel, and will let the events unfold as they would. Again our direction is we want a strategic transaction for the company. But we are morally obligated to patients to be able to provide this therapy as quickly as we can; any and all options remain on the table.

Q - Joseph Schwartz: Okay. Great. Thanks.

Operator: Thank you. Our next question comes from Gene Mack of Soleil Securities. Your line is open.

Q - Gene Mack: Thanks for taking my question. I have two questions, first our guess in terms of the way you're approaching the launch and the sale of the company, maybe it'd be helpful if we thought about this, maybe in two stages, where I guess there's a lot patients that are - were on clinical trials that are no longer taking the drug. Since it's been about a year since they've had access and maybe you might make it available to them as well as other people, who are, I guess making some pretty impassioned inbound request for the drug, and then but no real promotional activity until you have some clarity on what sort of M&A transaction might emerge, is that kind of a helpful way to think about it?

A - Yeah, I think Gene, what you're expressing is we need to keep all options on the table as we pursue this going forward, and that indeed is what we're going to do. You know we have these parallel options, for the parallel strategic initiatives, sale of the company and the need to make product available to patients. Within the ability and timing of how to make that, we want to keep all of our options on the table and available to us as we pursue things going forward.

Q - Gene Mack: So it's not really clear how long that run may last, right?

A - Well, again I don't think it's clear as to how long it would take us to get DDMAC materials approved and all of these things are a bit fluid. They're not anchored in the ground like a PDUFA date was yesterday. They are fluid and they're operational processes. But again from our standpoint we're very much focused on the fact that there's 100 - at least 170,000 patients out there that are in need of this therapy. They don't have good therapeutic options for them today, and we know the results now of what this drug can do for those patients and how they can transform their lives, and so we need to go about and we need to move forward in trying to help these patients as we go forward. They're not - these patients are not concerned about what our corporate strategy is, they need the drug and I think that is what we need to do. And everything will fall into place as we work forward.

Q - Gene Mack: Okay. And just one other question on your potential plans or thoughts around how a re-treatment schedule might evolve following the approval?

A - Yeah Gene, I think as you know there are very few biologic labels, and when I say very few, I struggle at times to even find one that has any information really about re-treatment. It is not something that has historically been required by the FDA and it's not something that most companies do. So we do know and let me just quickly find and let me read to you what our label says vis-à-vis re-treatment, if you can give me a second here.

So our label and, of course, anyone can read our label now it's up on the KRYSTEXXA website. This says no controlled trial data are available on the safety and efficacy of re-treatment with KRYSTEXXA after stopping treatment for longer than four weeks. It continues in the second sentence, due to the immunogenicity of KRYSTEXXA patients receiving re-treatment may be at increased risk of anaphylaxis and infusion reactions.

The important sentence is the third at least from my standpoint, therefore, the label continues, patients receiving re-treatment after a drug free interval should be carefully monitored.

Again, I think that's indicating there is a -it is open for the physician to be able to retreat. We can tell you that from our market research that we've conducted, and again it goes back to the quantitative research that we've done here in the United States, we know and we hear routinely, in this market research that the rheumatologists use other biologics and retreat with other biologics even though they don't have labels or trials in these other biologics that also outline appropriate steps in re-treatment. So it's kind of the standard in the industry. We will look now post approval to what steps we can do to bolster this, but that's kind of the state of play as it today.

Q - Gene Mack: Okay, so, its - would you consider doing some sort of a pilot study that's company sponsored or you're just going to see if investor, investigators take that up on their own?

A - Well, I think we will continue to work with the physician community and try to understand their needs and what things clinically that we need to continue to develop to build out this drug. And if we find that re-treatment information is important as we go forward, whether it be from physicians or from regulatory authorities then we'll - we'll probably think about pursuing them.

Q - Gene Mack: And then just really quick, ACR you have specific goals in mind?

A - Well, ACR we have submitted a number of abstracts, we know many of those have been accepted, so we consider ACR a wonderful opportunity in early November to get a lot of additional clinical information out and we think that is an important venue to do so. Again, rheumatologists will be one of our very key customers for KRYSTEXXA, thanks Gene.

Q - Gene Mack: Thanks.

Operator: Our next question comes from Eun Yang of Jefferies. Your line is open.

Q - Eun Yang: Thanks very much and congratulations on timely approval. Couple of questions, you mentioned that you have finished seven batches. How many patients does one batch treat?

A - Eun, yes, I want to confirm we have seven batches here in the United States, they're already in vials and in the next few days to few weeks we will be putting labels on those. They will have a shelf life of two years and more specifically your question though we've never given out guidance on how many vials are in a batch, nor how many patients we think a batch will treat. That begins to in our world put too much emphasis on predicting the forecast and we don't give advanced guidance on what we think either earnings or sales will be. But I want to underscore two years of shelf life, I want to underscore seven batches that are in vials that we're labeling, I want to just reiterate we are producing additional batches in the fourth quarter and into 2011 and just underscore again, we think without doubt BTG can supply product here in the United States now and in the future as we go forward.

Q - Eun Yang: Okay. And then in your most recent - one of the most recent ---- document you mentioned that your current cash would be sufficient for at least the next 14 months, more than a -- a little more than a year if you decided to commercialize the drug independently in the U.S. does that include the 60 reps as well as six regional managers?

A - Philip Yachmetz: Eun, this is Phil. We have 89 million in cash and short-term investments at the end of the second quarter, which is a substantial amount of cash. If we find ourselves in the position of having to hire a sales force and launch the product on our own, we will evaluate whether we need to take steps to add additional cash on the balance sheet or just move through launch process and rely on the revenues being generated by the launch. But there are just a lot of variables right now as Paul's already highlighted between the parallel pursuit of the sale of the company as well as the continuation of launch preparation. With all those variables going on should really impossible to speculate or comment at this time because it would be really premature.

A - Eun, I want to underscore, I want to go back to something I said earlier this morning that I just think is so important and I want to make sure that everyone truly understands and grasps how good this biologic is. We had patients enter our trials with serum uric acids 10 and above, the goal up until today, the goal in medical practice has been to try to get a patient's serum uric acid below 6. Slow the progression of the disease if I can get below 6. In our trials, these patients who started at 10, we got them within hours of the first infusion below 1. They were 0.7. This enzyme is very active. It dramatically reduces the serum uric acid and starts immediately a change in transforming these patients' lives by removing these enormous stores of uric acid crystals that are causing this underlying inflammation and debilitation of these patients. This is a total shift in the treatment of these patients. And there's 170,000 of these patients out here who are sitting here, flaring multiple times a year, many have tophi, they desperately need a new therapy. And I think you know, sometimes we get all caught up into are we going to have product supply, where are we in terms of our launch, but we've fundamentally got to focus on the fact that this is a transforming approach to this disease that's never been possible before. And this is just -- KRYSTEXXA is an absolutely wonderful drug for these patients, and we need to try to be able to get that drug out there for them as quickly as we can.

Q - Eun Yang: Okay, my last question is that you have mentioned repeatedly this year that you are planning to sell the company upon the drug approval. So I'm assuming that it seems likely that you have been in some sort of discussions in the past, including the previous discussions a couple of years ago. So now the drug is approved, what do you think will be the gating factor to complete the transaction of the company? What are the kind of the key points in terms of negotiations and discussions?

A - Philip Yachmetz: Well Eun, you know as we've said before, we believe that Savient, particularly with the approval of KRYSTEXXA, is a very attractive acquisition candidate for potential buyers. But as we've also said, we're not going to provide a lot of comments, particularly we're not in a position where we could even begin to speculate or presume we can speculate as to what may or may not be in the minds and strategies of other companies who may be looking at the potential acquisition of Savient. So that's all we really can say at this point in time.

Q - Eun Yang: All right, thanks very much.

A - Thank you.

Operator: Our next question comes from Cory Kasimov of JP Morgan. Your line is open.

Q - Cory Kasimov: Great. Thanks. Good morning, guys. Let me add my congratulations. Most of my questions have been asked and answered. But I do have a couple of follow-ups. I'll avoid timing related questions. I know you've done a lot of work on pricing, but how much will the ultimate decision be determining collaboration or consultation with potential strategic partners, are you discussing this with them?

A - Look, Cory, thanks for giving us congratulations this morning, we're very pleased with the approval as you can imagine. We have said in the past and we remain steadfast to this that we just do not want to engage in the dialogue on what we may or may not be saying with any party and I'm sure I know you can appreciate that. I know you want more specifics than that but we really can't go into it.

Q - Cory Kasimov: Okay. Fair enough. I understand. And then lastly, are you still internally carrying on with plans to file in Europe this year.

A - Yes, we are and I'm glad actually you brought that up. We now have even greater confidence that this package will get accepted and can get approved over in Europe. We've been marching towards that filing towards year-end now for a while. We continue to believe we're on track for that and that is now a next step internally for us to focus additional resources on that as we continue forward.

Q - Cory Kasimov: Okay. Great.

A - And as we said earlier, we really believe actually Europe is a very big market. All of our research keeps coming back as an even greater size than here in the United States.

Q - Cory Kasimov: Okay. Great. Thank you very much.

A - Thanks, Cory.

Operator: I am showing no additional questions. Ladies and gentlemen this does conclude today's conference. Thank you for your participation and have a wonderful day. You may all disconnect.